Free Writing Prospectus	Filed Pursuant to Rule 433
Dated June 25, 2007	Registration Statement No. 333-141801
Emeritus Corporation
Common Stock
This free writing prospectus relates only to the securities described above and should be read together with the prospectus contained in the Registration Statement on Form S-3 of Emeritus Corporation (the “Company,” “we” or “our”), filed on April 2, 2007, as amended, and the Preliminary Prospectus Supplement filed on June 18, 2007 (the “Initial Prospectus Supplement”) relating to the offering of 12,000,000 shares of the Company’s common stock (the “Offering”). The Preliminary Prospectus Supplement filed by the Company on June 25, 2007 (the “Updated Prospectus Supplement”) includes certain updated financial data which modifies and supersedes certain consolidated balance sheet data included in the Initial Prospectus Supplement under the caption “Summary historical and unaudited pro forma consolidated financial data,” and certain updated financial data which modifies and supersedes certain capitalization data included in the Initial Prospectus Supplement under the caption “Capitalization.” The changes in the Updated Prospectus Supplement to these sections relate to our recently announced acquisition of 40 communities that we or Summerville Senior Living, Inc. currently lease. We have historically accounted for certain of these properties as capital or financing leases, which accounted for approximately $110 million of property, plant and equipment, net, $106 million of total debt, and $3 million of lease intangibles as of March 31, 2007. These amounts were not deducted from the items listed below when calculating the pro forma as adjusted financial data contained in the Initial Prospectus Supplement.
The amount of pro forma as adjusted property, plant and equipment, net, of the Company as of March 31, 2007, which appears in the consolidated balance sheet data provided in the section of the Initial Prospectus Supplement captioned “Summary historical and unaudited pro forma consolidated financial data” shall be revised from $1,526,158 to $1,415,959.
The amount of pro forma as adjusted total assets of the Company as of March 31, 2007, which appears in the consolidated balance sheet data provided in the section of the Initial Prospectus Supplement captioned “Summary historical and unaudited pro forma consolidated financial data” shall be revised from $2,014,587 to $1,901,231.
The amount of pro forma as adjusted total debt, including capital leases, of the Company as of March 31, 2007, which appears in the consolidated balance sheet data provided in the section of the Initial Prospectus Supplement captioned “Summary historical and unaudited pro forma consolidated financial data” shall be revised from $1,322,513 to $1,216,495.
The amount of pro forma as adjusted total shareholders’ equity (deficit) of the Company as of March 31, 2007, which appears in the consolidated balance sheet data provided in the section of the Initial Prospectus Supplement captioned “Summary historical and unaudited pro forma consolidated financial data” shall be revised from $551,894 to $548,737.
The amount of long-term debt, including current portion, after giving effect to the pro forma adjustments and as adjusted for the offering, of the Company as of March 31, 2007, which appears in the capitalization table provided in the section of the Initial Prospectus Supplement captioned “Capitalization” shall be revised from $1,322,513 to $1,216,495.
The amount of accumulated deficit after giving effect to the pro forma adjustments and as adjusted for the offering, of the Company as of March 31, 2007, which appears in the capitalization table provided in the section of the Initial Prospectus Supplement captioned “Capitalization” shall be revised from $(216,749) to $(219,906).
The amount of total shareholders’ equity (deficit) after giving effect to the pro forma adjustments and as adjusted for the offering, of the Company as of March 31, 2007, which appears in the capitalization table provided in the section of the Initial Prospectus Supplement captioned “Capitalization” shall be revised from $551,894 to $548,737.
The total capitalization, after giving effect to the pro forma adjustments and as adjusted for the offering, of the Company as of March 31, 2007, which appears in the capitalization table provided in the section of the Initial Prospectus Supplement captioned “Capitalization” shall be revised from $1,882,708 to $1,773,533.
To review a filed copy of the Updated Prospectus Supplement, go to the following link:
http://www.sec.gov/Archives/edgar/data/1001604/000095013407013940/0000950134-07-013940-index.htm
Emeritus Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. To review a filed copy of the preliminary prospectus supplement, go to the hyperlink above this legend. Alternatively, with respect to the issuer’s offering of common stock, the issuer, any underwriter or any dealer participating in the offering of the common stock will arrange to send to you the prospectus and preliminary prospectus supplement if you request it by calling toll-free (888)- 827- 7275, Attention: Equity Syndicate at 212-713-2626.